Exhibit 10.14

ELECTROBLATE CHIEF FINANCIAL OFFICER

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Brian Dow (“Executive”) and Electroblate, Inc. (the “Company”), as of November 20, 2015.

1. Duties and Scope of Employment.

(a) Position and Duties. As of November 30, 2015 (the “Start Date”), Executive will serve as the Company’s Chief Financial Officer, Senior Vice President Finance and Administration, Secretary and Treasurer residing in the Company’s offices located in Burlingame, California. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company. Executive also will serve the Company in such other or alternative positions as may reasonably be assigned to him by the Company’s Board of Directors (the “Board”), which positions may include director and additional or other officer positions of the Company and subsidiaries of the Company. The period of Executive’s rendering of employment services under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

(c) Automatic Resignation. At the end of the Employment Term, including upon any termination of employment for any reason, such ending or termination will be deemed to be an automatic resignation from all director and officer positions of the Company and any of its subsidiaries, unless the continuation of such appointments is specifically approved by a resolution of the Board of the respective corporation or its shareholders.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company. Executive’s employment with the Company will also be terminated due to Executive’s death or disability. Neither the vesting of any option described in this agreement or any separate agreement (nor any other provision of this agreement or any other agreement between Executive and the Company), nor Executive’s participation in any stock option, incentive bonus, or other benefit program in the future, is to be regarded as assuring Executive of continuing employment for any particular period of time. The employment at-will status can only be modified in a written agreement signed by Executive and by an officer of the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $250,000 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically (but not less frequently than monthly) in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings. Executive’s salary will be subject to review and adjustments on an annual basis.

(b) Annual Bonus. Executive will be eligible for an annual bonus in respect of fiscal year 2016 and each subsequent fiscal year of up to a maximum of 20% of the Base Salary for the fiscal year which will be contingent upon the attainment of annual designated corporate goals and milestones, in each case set and measured in the good faith discretion of the Board. Executive’s eligibility, and the terms and conditions, for this bonus will be documented and issued to Executive if and when approved by the Board. If awarded, this bonus will be paid not later than March 30 of the year following the fiscal year for which the bonus is awarded, provided that the Employment Term extends through the date of payment.

(c) Start Date Options. Promptly after the Start Date, Executive will be granted an option (the “Start Date Option”) under the 2015 Stock Incentive Plan (“Plan”) to acquire that number of shares of common stock of the Company equal to 1.5% of the fully diluted capital of the Company as of the Start Date, which fully diluted capital will be determined as follows: the number of issued and outstanding shares of common stock, plus the number shares of common stock underlying all issued and outstanding warrants and options not issued under the Plan, plus the number of shares available for issuance as of the Start Date under the Plan. The Start Date Option will have an exercise price per share equivalent to the price of a share of common stock sold in the initial public offering of the Company, provided however, if there is no initial public offering within six-months, then the exercise price will be set in the documented good faith discretion of the Board as of the grant date. The Start Date Option will vest 25% on the first anniversary of the Start Date and thereafter 75% will vest in equal amounts on a quarterly basis over the three year period starting with the first anniversary of the Start Date with provision for accelerated vesting in the event of a change of control, and exercisable through the tenth anniversary of the Start Date. This option will be subject to the grant agreement and the Company’s standard terms and conditions under its option plan.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. During the Employment Term, Executive will be entitled to paid vacation of not less than three weeks per year, in accordance with the Company’s vacation policy for senior executive officers, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Termination without Cause or Resignation for Good Reason. During the Employment Term, if (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment for reasons other than Cause, death or Disability, or (ii) upon Executive’s resignation from the Company (or any parent or subsidiary or successor of the Company) for Good Reason, then, subject to the continued observance by Executive of Sections 8 (severance conditions), 11 (assignment), 12 (notices), 13 (arbitration), 14 (confidential information agreement), 15 (non-competition), 17 (litigation cooperation), and 19 (miscellaneous) below after the termination of the rendering of employment services, Executive will receive the following severance from the Company:

(i) Severance Payment

(1) If Executive has been employed for a Term hereunder of less than one year from the Start Date, then Executive will receive the continuing payment of the Executive’s Base Salary (as in effect immediately prior to the Executive’s termination) equal to three (3) months. If Executive has been employed for a Term hereunder of one year or more from the Start Date, then Executive will receive six (6) months of continuing payment of Executive’s Base Salary (as in effect immediately prior to Executive’s termination). The Executive will also receive his Annual Bonus for the year of termination, prorated for the portion of the year served, payable with the first severance payment. The payment of the continuing Base Salary and Bonus will be less applicable withholding taxes and other legally required withholdings.

(ii) Accelerated Vesting.

(1) Termination without Cause or Resignation for Good Reason not in connection with a Change in Control. The unvested portion of Executive’s then Board approved and issued and outstanding equity grants that would normally vest over the following twelve (12) months from the date of Executive’s termination will immediately vest prior to Executive’s termination and become exercisable. The options will remain exercisable, to the extent applicable, following the date of termination for the period prescribed in the Plan under which they are awarded. If the price of any option has not been set as of the date of acceleration, the price will be set equal to the fair value at the grant date as determined in the documented good faith discretion of the Board.

(2) Termination without Cause or Resignation for Good Reason in connection with a Change in Control or within twelve (12) months of a Change in Control. If Executive has been employed for a Term hereunder of less than one year from the Start Date, then 50% of the unvested portion of Executive’s then Board approved and issued and outstanding equity grants will immediately vest prior to Executive’s termination and become exercisable. If Executive has been employed for a Term hereunder of one year or more from the Start Date, then the unvested portion of Executive’s then Board approved and issued and outstanding equity grants will immediately vest prior to Executive’s termination and become exercisable. The options will remain exercisable, to the extent applicable, following the date of termination for the period prescribed in the Plan under which they are awarded. If the price of any option has not been set as of the date of acceleration, the price will be set equal to the fair value at the grant date as determined in the documented good faith discretion of the Board.

(iii) Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the monthly premiums under COBRA for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (B) the date upon which Executive ceases to be eligible for coverage under COBRA

(iv) Resignation; Termination for Cause; Death or Disability. If you resign (other than for Good Reason), or the Company terminates your employment for Cause, or your employment terminates upon your death or Disability, then (i) you will no longer vest in the Option or any other stock option otherwise held by you, (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (iii) you will not be entitled to any severance benefits. Unless Executive waives this condition in writing, before refusing to pay severance benefits under this Agreement, Company shall obtain a determination from an arbitrator that Executive was terminated for Cause or that Executive has not resigned for Good Reason.

(b) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 7.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and Executive (the “Release”).

(b) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of the Confidential Information, Invention Assignment, and Arbitration Agreement between the Executive and the Company and Section 15 (non-competition) of this Agreement.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(c)(iii). Except as required by Section 8(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. It is the intent of this Agreement that all cash severance payments under Section 7(a)(i) will satisfy the requirements of the “short-term deferral” rule.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the severance payments under Sections 7(a)(i) or 7(a)(ii); (2) reduction of other cash payments, if any; (3) cancellation of accelerated vesting of equity awards; and (4) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with

Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed by this Section 9.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by an independent firm immediately prior to a Change of Control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 9.

10. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) Executive’s gross misconduct, (iii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (iv) Executive’s willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

(b) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities, other than the acquisition of 50% of the total voting power represented by the outstanding voting securities when sold by the Company in a capital raising transaction; or

(ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets in a transaction that has been approved by the stockholders of the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(c) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d) Disability. For the purposes of this Agreement, “Disability” will mean that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Alternatively, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

(e) Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) the assignment to Executive of any duties beyond the generally recognized scope of employment of a company chief financial officer and senior vice president finance and administration or the reduction of Executive’s duties or the removal of Executive from his position and responsibilities as chief financial officer and senior vice president finance and administration, either of which must result in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if the Executive is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”; (ii) a reduction in Executive’s Base Salary (except where there is a reduction applicable to the management team generally of not more than 10% of Executive’s Base Salary); or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from

Executive’s then present work location will not be considered a material change in geographic location. . Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and providing a cure period of not less than thirty (30) days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

(f) Section 409A. For purposes of this Agreement, “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(g) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service, as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notice. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing.

If to the Company:

Electroblate, Inc.

849 Mitten Rd.

Burlingame, CA 94010

Attn: Darrin R. Uecker, Chief Executive Officer

If to Executive:

at the last residential address known by the Company.

13. Arbitration.

(a) Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party to the extent authorized by applicable law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in San Francisco County, California.

(d) Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

14. Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”) and IPO lock up agreement upon commencing employment hereunder.

15. Non-Compete. The Executive hereby agrees that during the period commencing on the date hereof and ending on the first (1st) anniversary of the date on which the Executive’s employment with the Company terminates for any reason (the “Non-Compete Period”), he will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States, Mexico or Canada, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company), whose business, activities, products or services are directly competitive with any of the business, activities, products or services conducted by or in active planning by the Company (or any subsidiary or affiliate of the Company) on the date that the Executive’s employment with the Company terminates and which are in the Company’s Field of Interest (defined below); provided that the Executive shall be permitted to be employed by an entity which operates an ancillary business in the Company’s Field of Interest so long as the Executive is not involved in such ancillary business. For purposes of this Agreement, the Company’s “Field of Interest” shall include, without limitation, the development, implementation or licensing or sale of methods of using nanopulse electricity for bio-medical applications, including for diagnosis, detection, prevention, treatment or cure of tumors or cancers of internal organs, or benign diseases that can be treated by the ablation of internal tissue as well as other dermatologic applications and any other business activity engaged in, conducted by or in active planning by the Company or its subsidiaries or affiliates on the date the Executive’s employment with the Company terminates. Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than three percent (3%) of the equity of such enterprise.

16. Business Opportunities. The Executive agrees, during the Employment Term, to offer or otherwise make known or available to it, as directed by the Chief Executive Officer or Board and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him in the Company’s Field of Interest, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

17. Litigation and Regulatory Cooperation. During and after the Executive’s employment with the Company, the Executive shall cooperate fully with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its affiliates which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and its affiliates at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company and its affiliates in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section. If assistance is required after Executive is no longer employed by the Company, the Company agrees to compensate Executive by paying him a mutually agreed upon hourly rate for all time spend beyond five (5) hours. The performance by the Executive under this Section after the termination of the Executive’s employment with the Company shall be subject to his other employment obligations.

18. Insurance. The Executive agrees that the Company or its affiliates may from time to time and for the Company’s or the affiliates’ own benefit apply for and take out life insurance covering the Executive, either independently or together with others, in any amount and form which the Company or an affiliate may deem to be in its best interests. The Company or the respective affiliate shall own all rights in such insurance and in the cash values and proceeds thereof, and the Executive shall not have any right, title or interest therein. The Executive agrees to assist the Company and its affiliates, at the Company’s expense, in obtaining any such insurance by, among things, submitting to customary examinations and correctly preparing, signing and delivering such applications and other documents as reasonably may be required. Nothing contained in this Section shall be construed as a limitation on the Executive’s right to procure any life insurance for his own personal needs.

19. Miscellaneous Provisions.

(a) Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(b) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with the Equity Plan, Option Agreement, the Confidential Information Agreement (and its exhibits), lock up agreement, and any employment policy statements and employment manuals that the Company or its Board adopts from time to time represents the entire agreement and understanding between the parties with respect to Executive’s employment by the Company and supersedes all prior or contemporaneous agreements whether written or oral. With respect to stock options granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

(e) Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

(h) Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	Electroblate, Inc.

/s/ Darrin Uecker
	By:	Darrin R. Uecker
Title: Chief Executive Officer

EXECUTIVE	By:	/s/ Brian Dow
Brian Dow